Callaway Golf Company Releases First Quarter 2011 Results

CARLSBAD, Calif., April 28, 2011 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) today announced its financial results for the first quarter of 2011.

“Our first quarter results varied significantly by region with some reflecting robust recoveries and others reflecting the effects of external mitigating factors,” commented George Fellows, President and Chief Executive Officer of Callaway Golf Company. “Our sales in Europe, Canada and emerging markets are off to a strong start this season and were able to offset the slight decline in sales in the United States. Unfortunately, the recent tragedy in Japan, the flooding in Australia, and the delayed opening of the golf season in Korea due to extreme weather have offset these recoveries and caused a decline in our first quarter sales.”

“We are encouraged, however, by early signs of recovery in Japan and by early indications that the overall golf industry is recovering in 2011,” continued Mr. Fellows. “We are seeing improved industry sales across a majority of product categories, driven by increases in average selling prices and increased traffic at retail. Consistent with these industry trends, the initial retail sell-through of our new products in general, and our RAZR line of woods and irons in particular, has been positive. As a result of the favorable industry trends, initial retail sell-through, and continued improvement in our operations, we expect that in 2011 our underlying operational performance and full year financial results will improve compared to 2010.”

  Net sales of $286 million, a decrease of $17 million (6%) as compared to net sales of $303 million for the first quarter of 2010.  Sales in Japan decreased $16 million (30%).  Changes in foreign currency exchange rates favorably affected net sales by $8 million.  On a currency neutral basis (i.e. translating the Company’s first quarter 2011 results at first quarter 2010 exchange rates), net sales would have been $278 million, a decrease of 8% compared to the first quarter of 2010.
  Gross profit of $124 million (43% of net sales), compared to gross profit of $137 million (45% of net sales) for the first quarter of 2010.  First quarter results included charges of $6 million and $1 million for 2011 and 2010, respectively, associated with the Company’s global operations strategy.  The decline in sales in Japan also affected gross margins as the Company sells a significant amount of premium priced specialty products in Japan.
  Operating expenses for the quarter of $101 million (35% of sales), compared to $109 million (36% of sales) for the first quarter of 2010.  Operating expenses for 2011 included a gain of $6 million on the sale of three buildings in Carlsbad.
  Operating income for the quarter of $23 million (8% of sales), compared to $28 million (9% of sales) for the first quarter of 2010.
  Other expense for the quarter increased $3.0 million (to $1.4 million in expense from $1.6 million of income for the first quarter of 2010), due to the impact of a weaker U.S. dollar on outstanding foreign exchange contracts compared to last year.
  Earnings per diluted share of $0.15 (on 84.7 million shares).  For the first quarter of 2010, the Company reported fully diluted earnings per share of $0.24 (on 83.9 million shares).  The first quarter of 2011 included an after-tax charge of approximately $0.05 per share, while the first quarter of 2010 included a charge of $0.01 per share, related to the Company’s global operations strategy.

“Operationally we are pleased with the progress of our global operations strategy, and given the increasing inflationary pressures in China, we remain confident in our decision to diversify our supply base by relocating our North American club manufacturing operation to Mexico,” added Mr. Fellows. “We believe this will be an important step towards adding supply-chain flexibility, significantly reducing production costs, and driving long-term shareholder value. The start-up of our new facility has gone smoothly and we began shipping finished clubs to the U.S. during the quarter.”

“While early market indicators are trending positively, the second quarter is an important quarter of the year and is driven by successful sell-through at retail,” emphasized Mr. Fellows. “While it is difficult to estimate the full year impact of Japan at this time, we are encouraged that Japan is showing signs of recovery and by improving industry and market conditions. We are also encouraged by the continued growth in our emerging markets, further development of our apparel business, and the progress on the Company’s global operations strategy, including the reorganization of our manufacturing and distribution operations. As a result, we expect that in 2011 our underlying operational performance and full year financial results will improve compared to 2010 and we expect that the significant investments we have made in our global operations strategy will be completed by the end of 2011.”

Business Outlook

Given the difficulty of estimating the full year impact of the recent natural disasters in Japan, the Company is temporarily suspending specific financial guidance for 2011 at this time. The Company, however, still expects to be profitable on a pro forma basis, excluding charges for the final stages of its global operations strategy, which are estimated to be approximately $23 million (pre-tax) or $0.22 per share (after-tax) for the full year 2011.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PDT today. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PDT on Thursday, May 5, 2011. The replay may be accessed through the Internet at www.callawaygolf.com or by telephone by calling 1-800-642-1687 toll free for calls originating within the United States or 706-645-9291 for International calls. The replay pass code is 59622082.

Disclaimer: Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to improved industry or market conditions, a recovery in Japan, supply chain flexibility, reduced production costs, increased shareholder value, the estimated amount of charges or timing of the completion of the Company’s investments in its global operations strategy, improvements in 2011 in the Company’s operational performance or full year financial results, and estimated profitability for 2011, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These estimates and statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various unknowns, including future changes in foreign currency exchange rates, consumer acceptance and demand for the Company’s products, the level of promotional activity in the marketplace, as well as future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions. Actual results may differ materially from those estimated or anticipated as a result of these unknowns or other risks and uncertainties, including continued compliance with the terms of the Company’s credit facility; delays, difficulties or increased costs in the supply of components needed to manufacture the Company’s products, in manufacturing the Company’s products, or in connection with the implementation of the Company’s planned global operations strategy initiatives or other future initiatives; adverse weather conditions and seasonality; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company’s products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Currency Neutral Basis: This press release includes information regarding certain aspects of the Company’s financial results for the first quarter that is presented on a “currency neutral basis.” This information estimates the impact of the effect of foreign currency translation on the Company’s 2011 results as compared to the same period in 2010. This impact is derived by taking the Company’s 2011 local currency results and translating them into U.S. dollars based upon 2010 foreign currency exchange rates for the periods presented and does not include any other effect of changes in foreign currency rates on the Company’s results.

Regulation G: This press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In addition to the GAAP results, the Company has provided certain financial information concerning its results, which includes certain financial measures not prepared in accordance with GAAP. The non-GAAP financial measures included in the press release and attached schedules present certain of the Company’s financial results (i) on a “currency neutral basis,” (ii) excluding charges for the Company’s global operations strategy, (iii) excluding the effects of a $7.5 million Top-Flite intangible asset charge, (iv) excluding a $6.2 million gain on the sale of three buildings, and (v) excluding interest, taxes, depreciation, amortization expenses, and the $7.5 million Top-Flite intangible asset charge (“Adjusted EBITDA”). These non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. These non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information for investors as to the underlying performance of the Company’s business without regard to these items. The Company has provided reconciling information within the press release and attached schedules.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf apparel, footwear and accessories, under the Callaway Golf®, Odyssey®, Top-Flite®, and Ben Hogan® brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or shop.callawaygolf.com.

Contacts:	Brad Holiday
Eric Struik
Tim Buckman
(760) 931-1771

(Logo: http://photos.prnewswire.com/prnh/20091203/CGLOGO)

Callaway Golf Company
Consolidated Condensed Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$ 28,542	$ 55,043
Accounts receivable, net	266,667	144,643
Inventories	257,895	268,591
Deferred taxes, net	25,404	24,393
Income taxes receivable	786	10,235
Other current assets	41,332	41,703
Total current assets	620,626	544,608

Property, plant and equipment, net	122,701	129,601
Intangible assets, net	161,564	161,957
Other assets	47,471	48,813
Total assets	$ 952,362	$ 884,979

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 174,224	$ 139,312
Accrued employee compensation and benefits	35,903	26,456
Accrued warranty expense	8,646	8,427
Income tax liability	1,110	971
Credit facility	3,000	-
Total current liabilities	222,883	175,166

Long-term liabilities	18,926	13,967
Shareholders' equity	710,553	695,846
Total liabilities and shareholders' equity	$ 952,362	$ 884,979

Callaway Golf Company
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	March 31,
	2011	2010

Net sales	$ 285,599	$ 302,875
Cost of sales	161,918	165,580
Gross profit	123,681	137,295
Operating expenses:
Selling	75,219	74,628
General and administrative	16,287	24,976
Research and development	9,197	9,318
Total operating expenses	100,703	108,922
Income from operations	22,978	28,373
Other income (expense), net	(1,380)	1,571
Income before income taxes	21,598	29,944
Income tax provision	8,780	9,641
Net income	12,818	20,303
Dividends on convertible preferred stock	2,625	2,625
Net income allocable to common shareholders	$ 10,193	$ 17,678

Earnings per common share:
Basic	$0.16	$0.28
Diluted	$0.15	$0.24
Weighted-average common shares outstanding:
Basic	64,303	63,653
Diluted	84,719	83,926

Callaway Golf Company
Consolidated Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Quarter Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net income	$ 12,818	$ 20,303
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,880	9,949
Deferred taxes, net	(125)	(1,746)
Non-cash share-based compensation	2,305	2,519
Gain on disposal of long-lived assets	(6,242)	(14)
Changes in assets and liabilities	(58,010)	(90,098)
Net cash used in operating activities	(39,374)	(59,087)

Cash flows from investing activities:
Capital expenditures	(6,918)	(4,149)
Proceeds from sales of property, plant and equipment	18,172	14
Other investing activities	-	(1,950)
Net cash provided by (used in) investing activities	11,254	(6,085)

Cash flows from financing activities:
Issuance of common stock	1,160	1,301
Dividends paid, net	(3,270)	(3,266)
Proceeds from credit facilities, net	3,000	31,000
Other financing activities	169	(167)
Net cash provided by financing activities	1,059	28,868

Effect of exchange rate changes on cash and cash equivalents	560	(158)
Net decrease in cash and cash equivalents	(26,501)	(36,462)
Cash and cash equivalents at beginning of period	55,043	78,314
Cash and cash equivalents at end of period	$ 28,542	$ 41,852

Callaway Golf Company
Consolidated Net Sales and Operating Segment Information
(In thousands)
(Unaudited)

	Net Sales by Product Category
	Quarter Ended
	March 31,		Growth/(Decline)
	2011	2010(1)	Dollars	Percent
Net sales:
Woods	$ 81,027	$ 94,306	$ (13,279)	-14%
Irons	69,992	57,289	12,703	22%
Putters	28,831	38,090	(9,259)	-24%
Golf balls	44,613	51,038	(6,425)	-13%
Accessories and other	61,136	62,152	(1,016)	-2%
	$ 285,599	$ 302,875	$ (17,276)	-6%

	Net Sales by Region
	Quarter Ended
	March 31,		Growth/(Decline)
	2011	2010	Dollars	Percent
Net sales:
United States	$ 145,373	$ 151,058	$ (5,685)	-4%
Europe	46,155	42,259	3,896	9%
Japan	37,535	53,383	(15,848)	-30%
Rest of Asia	23,506	24,587	(1,081)	-4%
Other foreign countries	33,030	31,588	1,442	5%
	$ 285,599	$ 302,875	$ (17,276)	-6%

	Operating Segment Information
	Quarter Ended
	March 31,		Growth/(Decline)
	2011	2010(1)	Dollars	Percent
Net sales:
Golf clubs	$ 240,986	$ 251,837	$ (10,851)	-4%
Golf balls	44,613	51,038	(6,425)	-13%
	$ 285,599	$ 302,875	$ (17,276)	-6%

Income (loss) before income taxes:
Golf clubs	$ 29,555	$ 43,711	$ (14,156)	-32%
Golf balls	2,050	1,799	251	14%
Reconciling items (2)	(10,007)	(15,566)	5,559	36%
	$ 21,598	$ 29,944	$ (8,346)	-28%

(1) Certain prior period amounts have been reclassified to conform with the current period presentation.
(2) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

Callaway Golf Company
Supplemental Financial Information
(In thousands, except per share data)
(Unaudited)

	Quarter Ended March 31,				Quarter Ended March 31
	2011				2010

	Pro Forma Callaway Golf	Global Operations Strategy Initiatives	Gain on Sale of Building	Total as Reported	Pro Forma Callaway Golf	Global Operations Strategy Initiatives	Total as Reported
Net sales	$ 285,599	$ -	$ -	$ 285,599	$ 302,875	$ -	$ 302,875
Gross profit	129,983	(6,302)	-	123,681	138,295	(1,000)	137,295
% of sales	46%	n/a	n/a	43%	46%	n/a	45%
Operating expenses	106,646	227	(6,170)	100,703	108,869	53	108,922
Income from operations	23,337	(6,529)	6,170	22,978	29,426	(1,053)	28,373
Other income (loss), net	(1,380)	-	-	(1,380)	1,571	-	1,571
Income before income taxes	21,957	(6,529)	6,170	21,598	30,997	(1,053)	29,944
Income tax provision	8,912	(2,378)	2,246	8,780	10,065	(424)	9,641
Net income	13,045	(4,151)	3,924	12,818	20,932	(629)	20,303

Dividends on convertible preferred stock	2,625	-	-	2,625	2,625	-	2,625
Net income allocable to common shareholders	$ 10,420	$ (4,151)	$ 3,924	$ 10,193	$ 18,307	$ (629)	$ 17,678

Diluted earnings per share:	$ 0.15	$ (0.05)	$ 0.05	$ 0.15	$ 0.25	$ (0.01)	$ 0.24
Weighted-average shares outstanding:	84,719	84,719	84,719	84,719	83,926	83,926	83,926

	2011 Trailing Twelve Months Adjusted EBITDA						2010 Trailing Twelve Months Adjusted EBITDA
Adjusted EBITDA:	Quarter Ended						Quarter Ended
	June 30,	September 30,		December 31,	March 31,		June 30,	September 30,	December 31,	March 31,
	2010	2010		2010	2011	Total	2009	2009	2009	2010	Total
Net income (loss)	$ 11,465	$ (18,317)		$ (32,255)	$ 12,818	$ (26,289)	$ 6,912	$ (13,429)	$ (15,555)	$ 20,303	$ (1,769)
Interest expense (income), net	(242)	(1,234)		(444)	142	(1,778)	551	(46)	(435)	(118)	(48)
Income tax provision (benefit)	8,932	(22,100)		(13,231)	8,780	(17,619)	3,859	(11,308)	(11,142)	9,641	(8,950)
Depreciation and amortization expense	9,606	10,687		10,707	9,880	40,880	10,172	10,128	10,504	9,949	40,753
Impairment charge	-	-		7,547	-	7,547	-	-	-	-	-
Adjusted EBITDA	$ 29,761	$ (30,964)	-	$ (27,676)	$ 31,620	$ 2,741	$ 21,494	$ (14,655)	$ (16,628)	$ 39,775	$ 29,986